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                                                                    Exhibit 99.1

COSTAR GROUP COMPLETES ACQUISITION OF COMPS.COM
COMBINATION CREATES THE LARGEST SOURCE FOR COMMERCIAL REAL ESTATE INFORMATION ON THE INTERNET

February 11, 2000

BETHESDA, MD -- CoStar Group, Inc. (CoStar) (Nasdaq: CSGP) announced it has completed the acquisition of COMPS.COM, as part of its larger strategy for the creation of CoStar Exchange(TM) -- a unified, robust, and unbiased Internet marketplace for commercial real estate. The addition of COMPS.COM's content and research capabilities creates the largest source for independent and comparable data on commercial real estate, unique to CoStar Group, continuously assembled and updated by over 700 professional researchers.

This broker-centric model will enable sellers to reach a larger and more qualified universe of buyers, and will enable buyers to more quickly and effectively find and evaluate commercial properties for sale by instantly referencing correlating Web-based information. CoStar Exchange(TM) will feature properties for sale, including correlating content on comparable sales, for-lease space availability, commercial real estate inventory and market statistics, tenant information, and an image library of building photographs, floor plans, aerials, and maps. It will also include background information on buyers, sellers, lenders, owners, principals and service providers.

"The acquisition of COMPS.COM is key to our vision of creating an unequaled, central source of comprehensive and comparable information so our customers can do what they do best -- serve their clients and close the deals," said CoStar CEO Andrew Florance. "Just as Nasdaq fueled the growth of OTC stocks by creating an environment of knowledge and trust, so will information delivered on CoStar Exchange(TM), verified by the most trusted research team in the industry, fuel the growth of commercial real estate."

The acquisition of COMPS.COM significantly increases the resources of CoStar, enlarging its database of new properties by 397,000 to more than 718,000 in 47 markets nationwide. The acquisition will also boost CoStar's database of properties for sale to 40,000 with an aggregate value exceeding $40 billion. In addition, more than 490,000 sales transactions will be tracked and 660,000 digital images stored. Through the acquisition of COMPS, CoStar will add a significant number of properties in other major commercial property types, such as retail, multi-family, and hospitality, to the company's existing database. The combined companies, which will operate under the CoStar name, will offer a wide range of products and services to support the sale, purchase and leasing of commercial real estate. The former COMPS.COM will now operate as a wholly-owned subsidiary of CoStar Group, under the name Comps, Inc. Following the acquisition, COMPS.COM's product lines will be integrated into the CoStar family of products and become known as CoStar COMPS.

Additionally, CoStar has formed a new management team to hone COMPS.COM's product lines and streamline its resources to align with the parent company's vision. Florance will serve as President of Comps, Inc., while Craig Farrington, former COMPS.COM Senior Vice President, will serve as the subsidiary's COO.

Christopher Crane, current chairman and CEO, and CFO Karen Goodrum are leaving the company effective immediately.

"We have seen CoStar's vision for a central national marketplace on the Internet, and we are excited to be a part of it," said Farrington. "Andy is one of the most visionary and respected innovators in the commercial real estate industry. He sees CoStar Exchange(TM) as the best and most comprehensive way to serve your customers -- and we agree."




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                                                                    Exhibit 99.1

CoStar paid approximately $50 million in cash and issued approximately 2.2 million CoStar shares to the former COMPS.COM shareholders in connection with the merger. At September 30th, 1999, COMPS.COM reported net tangible assets of $46 million, which were principally cash, thereby effectively reducing the overall purchase price.

This news release includes certain "forward-looking statements," which involve many risks and uncertainties that could cause actual results to differ materially from such statements. If CoStar is not able to integrate the operations of COMPS on a timely and cost effective basis, then the merger may not be successful. This could occur for a number of reasons, including errors in planning, delays in implementing the integration and unexpected events in the markets in which CoStar operates. In addition, there can be no assurances that CoStar will launch CoStar Exchange or that CoStar Exchange will be successful. Important factors that could cause actual results to differ materially include, but are not limited to, those listed in CoStar Group's Registration Statement on form S-1, filed March 24, 1999, and CoStar's Registration Statement on Form S-4, filed on December 10, 1999.

SOURCE CoStar Group, Inc.

CONTACT: Meredith Leyva of Fleishman Hillard, 202-421-6214. for CoStar Group, Inc./